UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2020

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 24, 2020, Chesapeake Utilities Corporation (“Chesapeake Utilities” or “the Company”) entered into a Loan Agreement (the “PNC Loan Agreement”) with PNC Bank, National Association (“PNC Bank”), which provides for a revolving line of credit in the maximum amount of $15 million, or such lesser amount as may be advanced to or for the benefit of Chesapeake Utilities, as evidenced by a Revolving Line of Credit Note (the “PNC Line of Credit”) issued in favor of PNC Bank. Additionally, on April 27, 2020, Chesapeake Utilities entered into a Loan Agreement (the “Bank of America Loan Agreement” and, collectively with the PNC Loan Agreement, the “Loan Agreements”) with Bank of America, N.A. (“Bank of America”), which provides for a revolving line of credit in the maximum amount of $35 million, or such lesser amount as may be advanced from time to time by Bank of America, as evidenced by a Promissory Note (the “Bank of America Line of Credit” and, collectively with the PNC Line of Credit, the “Lines of Credit”) issued in favor of Bank of America.

Each Line of Credit matures on October 31, 2020. Borrowings under the Lines of Credit will bear interest at a rate equal to the daily LIBOR rate plus 175 basis points (1.75%) unless an alternate rate is required under the applicable Line of Credit. Pursuant to the Loan Agreements, Chesapeake Utilities paid an upfront fee of 15 basis points (0.15%) of the respective revolving line credit to the respective bank. In addition, beginning on the first day of the quarter after the date of the PNC Line of Credit and continuing on the first day of each quarter thereafter, Chesapeake Utilities must pay an unused commitment fee of 35 basis points (0.35%) per annum on the average daily balance under the PNC Line of Credit, which is undisbursed and uncanceled during the preceding quarter. In addition, beginning on the first day of each month after the date of the Bank of America Line of Credit and continuing on the first day of each month thereafter, Chesapeake Utilities must pay an unused commitment fee in an amount based upon the daily unused and undisbursed portion of the maximum committed amount under the Bank of America Line of Credit in effect from time to time accruing during each month multiplied by 35 basis points (0.35%) per annum. Each Loan Agreement sets forth certain business and financial covenants to which Chesapeake Utilities is subject, including covenants that restrict Chesapeake Utilities and its subsidiaries from incurring indebtedness. These covenants are similar to those included in Chesapeake Utilities’ other lines of credit. The Company has availability capacity under its existing bilateral facilities (aggregating $220 million) and revolving credit facility (representing $150 million). In an abundance of caution, Chesapeake Utilities secured these additional Lines of Credit to provide incremental liquidity given the current economic environment. At the present time, the Company does not expect to draw under these Lines of Credit.

The foregoing descriptions of the Lines of Credit and Loan Agreements do not purport to be complete and are qualified in their entirety by the full text of such Lines of Credit and Loan Agreements, which Chesapeake Utilities will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

April 28, 2020	By:	Beth W. Cooper
	Name:	Beth W. Cooper
	Title:	Executive Vice President and Chief Financial Officer